PROMISSORY NOTE

$5,350,000.00
8.5% simple interest, per Annum
March 27, 2006

As part of the Stock Purchase Agreement, the undersigned Helios and Matheson Information Technology Ltd., a listed public company in India, referred to as "Promisor", promises to pay to Shmuel Bentov, his wife Ronit BenTov, sons Jonathan BenTov and Yaneev BenTov, collectively referred to as the "Bentovs", the sum of five million three hundred fifty thousand dollars ($5,350,000.00), together with interest at the rate of eight and a half percent, simple interest, as per the following schedule:

1. First Payment of Three Hundred Fifty Thousand Dollars (USD $350,000) within Six (6) months from the date of this note, plus interest;
2. Second Payment of Two Million Five Hundred Thousand Dollars
(USD $2,500,000) plus interest thereon on the first anniversary of the date of this note; and
3. Third Payment of Two Million Five Hundred Thousand Dollars (US $2,500,000) plus interest thereon on the second anniversary of the date of this note.

Payment shall be payable in lawful currency of the United States of America.

This Note and interest accrued thereon may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission.

This note may be assigned, in whole or in part, by the holder without the consent of Promisor.

This note shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto submit to the jurisdiction of the courts of the State of New York.

This Note is secured pursuant to and as more specifically set forth in an even dated Stock Pledge Agreement between Buyer and Sellers. The Stock Purchase Agreement, the Stock Pledge Agreement, the Promissory Note, the
Escrow Agreement, all dated March 30, 2006, and the Bentov Employment
Agreement dated December 1, 2005 are all to be read together for interpretation of the entire transaction.



Promisor: Helios & Matheson Information Technology Ltd.

/s/V. Ramachandiran
____________________________
By:  V. Ramachandiran, Chairman